Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-188118, 333-162716, 333-146963 and 033-58079) pertaining to Sandia Corporation Savings and Income Plan of our report dated June 22, 2017, with respect to the financial statements and supplemental schedule of the Sandia Corporation Savings and Income Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2016.

/s/ Mitchell & Titus, LLP

Washington, D.C.

June 22, 2017